Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION’S BOARD

AUTHORIZES 500,000 SHARE REPURCHASE

Minneapolis, MN (February 26, 2009) - Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has authorized a 500,000 share repurchase in addition to the approximately 30,000 shares remaining under an existing Board authorization. The new authorization is equal to approximately nine percent of Winmark’s current shares outstanding.

Winmark Corporation creates, supports and finances business.  At December 27, 2008, there were 870 franchises in operation under the brands Play It Again Sports®, Once Upon A Child®, Plato’s Closet®, Music Go Round® and there were 54 territories in operation under the Wirth Business Credit® brand. An additional 45 retail franchises have been awarded but are not open.  In addition, at December 27, 2008, the Company had loans and leases equal to $47.4 million.